Exhibit 99.1

Retail Opportunity Investments Corp. Reports Solid 2011 Results

Declares Cash Dividend & Establishes 2012 FFO Guidance

WHITE PLAINS, N.Y., Feb. 23, 2012 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the quarter and year ended December 31, 2011.

4TH QUARTER 2011 HIGHLIGHTS

  Net income of $0.2 million, or $0.01 per diluted share for 4Q11
  Funds From Operation (FFO) of $7.5 million, or $0.17 per diluted share (1) for 4Q11
  $17.5 million grocery-anchored shopping center acquired in 4Q11
  $77.2 million net proceeds raised through common stock offering in 4Q11
  $0.12 per common share cash dividend declared

YEAR 2011 HIGHLIGHTS

  Net income of $9.7 million, or $0.23 per diluted share for 2011
  FFO of $33.0 million, or $0.78 per diluted share (1) for 2011
  $288.2 million of shopping centers acquired in 2011
  91.3% portfolio occupancy rate at December 31, 2011
  24.5% debt-to-total assets ratio at December 31, 2011

(1) See the end of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "During 2011, we successfully achieved a number of key objectives. Through our acquisition program, we expanded our portfolio by 80%, in terms of gross leasable area, enhancing our presence across all of our core markets in the western United States. Additionally, we continued to capitalize on the strong demand for space across our portfolio, aggressively leasing space at newly acquired properties. We also completed several important balance sheet initiatives, including refinancing our unsecured credit facility, significantly lowering the borrowing spread, as well as completing our first public stock offering as a shopping center REIT. Looking ahead at 2012, we are already off to a solid start with $65 million in shopping center acquisitions committed to date. Additionally, with our leasing activity during the past year, together with the current demand for space, we are poised to generate strong, same-store cash net operating income in 2012." Tanz stated further, "In the two years time since commencing operations as a shopping center REIT, we have successfully completed $654 million of shopping center investments and established a solid operating platform in our core markets. We believe we have the critical mass and infrastructure in place today to drive strong operating results going forward and continue growing our business."

FINANCIAL SUMMARY

For the three months ended December 31, 2011, net income attributable to common stockholders was $0.2 million, or $0.01 per diluted share. FFO for the fourth quarter 2011 was $7.5 million, or $0.17 per diluted share. For the year ended December 31, 2011, net income was $9.7 million, or $0.23 per diluted share. FFO for the twelve months of 2011 was $33.0 million, or $0.78 per diluted share. ROIC reports FFO as a supplemental performance measure. See the end of this press release for a reconciliation of GAAP net income to FFO.

At December 31, 2011, ROIC had total assets of $694.4 million with $169.9 million of debt outstanding, equating to a 24.5% debt-to-total assets ratio. At December 31, 2011, ROIC had no borrowings outstanding on its unsecured revolving credit facility.

In December 2011, ROIC sold 7.5 million newly-issued shares of common stock in an underwritten, public offering, raising $77.2 million in net proceeds. ROIC utilized the proceeds to repay outstanding borrowings on its unsecured credit facility and to fund a recent shopping center acquisition.

INVESTMENT SUMMARY

During 2011, ROIC acquired thirteen shopping centers for a total of $288.2 million, including one shopping center acquired during the fourth quarter for $17.5 million. ROIC funded the acquisitions with a combination of cash, the assumption of mortgages securing two of the acquired shopping centers and borrowings under its unsecured credit facility.

Year-to-date in 2012, ROIC has thus far committed a total of $65.3 million in shopping center acquisitions, including one recently acquired shopping center for $29.4 million and binding contracts to acquire two additional shopping centers, in separate transactions, for a total of $35.9 million. ROIC funded the recently acquired shopping center with cash and expects to fund the two pending transactions with borrowings under its unsecured credit facility.

Hillsboro Market Center

In November 2011, ROIC acquired Hillsboro Market Center for $17.5 million. The shopping center is approximately 156,000 square feet and is anchored by Albertsons. The property is located in Hillsboro, Oregon, within the Portland metropolitan area and is currently 92.0% leased.

Gateway Shopping Center

In February 2012, ROIC acquired Gateway Shopping Center for $29.4 million. The shopping center is approximately 101,000 square feet and is anchored by WinCo Foods (NAP) and Rite Aid. The property is located in Marysville, Washington, within the Seattle metropolitan area and is currently 94.0% leased.

Euclid Plaza

ROIC has a binding contract to acquire Euclid Plaza for $15.9 million. The shopping center is approximately 68,000 square feet and is anchored by Vallarta Supermarket, a Southern California based grocer, and Walgreens. The property is located in San Diego, California and is currently 100.0% leased to four tenants. The shopping center is fully entitled for a 10,000 square foot expansion for new shop retailers. Following the closing of the acquisition, ROIC intends to pursue the expansion opportunity.

Wilsonville Old Town Square

ROIC has a contractual right to acquire Wilsonville Old Town Square based upon a 7.75% cap rate upon reaching a stipulated leasing threshold. The property is a newly developed 200,000 square foot shopping center and is anchored by Kroger (Fred Meyer) (NAP). The property is located in Wilsonville, Oregon, within the Portland metropolitan area. The property is currently 89.3% leased.

CASH DIVIDEND

ROIC's Board of Directors has declared a quarterly cash dividend on its common stock of $0.12 per share, payable on March 15, 2012 to holders of record on February 29, 2012.

2012 FFO & DIVIDEND GUIDANCE

ROIC currently estimates that FFO for 2012 will be within the range of $0.68 to $0.78 per diluted share, and net income will be within the range of $0.08 to $0.14 per diluted share. The following table provides a reconciliation of GAAP net income to FFO. (In Thousands)

	For the year ending December 31, 2012

	Low End	High End

Net income for period	$ 4,250	$ 7,250
Plus:
Depreciation and Amortization	30,000	32,000
Funds From Operations (FFO)	34,250	39,250
Plus: Acquisition transaction costs	2,250	2,750
Modified Funds From Operations (MFFO)	$ 36,500	$ 42,000

Earnings per share (dilutive)	$ 0.08	$ 0.14
FFO per share (dilutive)	$ 0.68	$ 0.78
MFFO per share (dilutive)	$ 0.73	$ 0.83

ROIC plans to target cash dividends on its common stock during 2012, equivalent to approximately 70%- 80% of FFO. ROIC's estimates are based on numerous critical assumptions, including, but not limited, completing approximately $250 million of shopping center investments during 2012. ROIC management will discuss its estimates and underlying assumptions on the company's February 23, 2012 conference call (see information below). ROIC's guidance is a forward-looking statement and is subject to risks and other factors described elsewhere in this press release.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on February 23, 2012 at 12:00 p.m. Eastern Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 41312151. A live webcast will also be available in listen-only mode at http://www.roicreit.com/. The conference call will be recorded and available for replay beginning at 3:00 p.m. Eastern Time on February 23, 2012 and will be available until 11:59 p.m. Eastern Time on March 1, 2012. To access the conference call recording, dial (855) 859-2056 (domestic), or (404) 537-3406 (international) and use the Conference ID: 41312151. The conference call will also be archived on http://www.roicreit.com/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (Nasdaq:ROIC) is a fully integrated, self-managed real estate investment trust. The Company specializes in the acquisition, ownership and management of necessity-based community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores. The Company's property portfolio includes 34 shopping centers encompassing approximately 3.8 million square feet. Additional information is available at www.roicreit.net.

The Retail Opportunity Investments Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6855

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of ROIC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Additional information regarding these and other factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K.

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Real Estate Investments:
Land	$ 167,191,883	$ 85,473,305
Building and improvements	413,640,527	187,259,539
	580,832,410	272,732,844
Less: accumulated depreciation	14,451,032	3,078,160
	566,381,378	269,654,684
Mortgage notes receivable	10,000,000	57,778,044
Investment in and advances to unconsolidated joint ventures	26,242,514	16,779,355
Real Estate Investments, net	602,623,892	344,212,083
Cash and cash equivalents	34,317,588	84,736,410
Restricted cash	1,230,808	2,838,261
Tenant and other receivables	6,895,806	2,055,881
Deposits	500,000	1,500,000
Acquired lease intangible asset, net of accumulated amortization	32,024,153	17,672,608
Prepaid expenses	672,679	798,655
Deferred charges, net of accumulated amortization	15,342,132	9,576,904
Other	825,569	801,700
Total assets	$ 694,432,627	$ 464,192,502

LIABILITIES AND EQUITY
Liabilities:
Credit facilities	$ 110,000,000	$ --
Mortgage notes payable	59,905,964	42,417,100
Acquired lease intangibles liability, net of accumulated amortization	46,700,620	20,996,167
Accounts payable and accrued expenses	7,475,283	4,889,350
Tenants' security deposits	1,552,630	859,537
Other liabilities	18,309,076	4,506,778
Total liabilities	243,943,573	73,668,932
Commitments and Contingencies	--	--

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $.0001 par value 500,000,000 shares authorized; and 49,375,738 and 41,638,100 shares issued and outstanding at December 31, 2011 and 2010	4,938	4,164
Additional paid‑in‑capital	484,194,434	403,915,775
Accumulated deficit	(19,617,877)	(12,880,840)
Accumulated other comprehensive loss	(14,094,830)	(517,918)
Total Retail Opportunity Investments Corp. stockholders' equity	450,486,665	390,521,181
Noncontrolling interests	2,389	2,389
Total equity	450,489,054	390,523,570
Total liabilities and equity	$ 694,432,627	$ 464,192,502

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenues
Base rents	$ 13,140,344	$ 5,299,741	$ 39,581,142	$ 12,381,427
Recoveries from tenants	3,302,406	1,238,562	10,247,715	2,878,582
Mortgage interest	204,561	432,606	1,908,655	1,068,960
Total revenues	16,647,311	6,970,909	51,737,512	16,328,969

Operating expenses
Property operating	3,120,245	1,487,923	8,403,771	2,847,702
Property taxes	1,460,903	751,701	5,022,544	1,697,200
Depreciation and amortization	6,602,806	3,160,285	21,264,172	6,080,571
General & Administrative Expenses	2,547,417	2,034,257	9,801,233	8,381,358
Acquisition transaction costs	515,304	1,157,089	2,290,838	2,635,675
Total operating expenses	14,246,675	8,591,255	46,782,558	21,642,506

Operating income (loss)	2,400,636	(1,620,346)	4,954,954	(5,313,537)
Non-operating income (expenses)
Interest expense and other finance expenses	(2,492,459)	(247,289)	(6,225,084)	(324,126)
Gain on bargain purchase	--	2,216,824	9,449,059	2,216,824
Equity in earnings from unconsolidated joint ventures	320,747	38,013	1,458,249	38,013
Interest Income	4,654	172,360	19,143	1,108,507
Other Income	--	1,873,398	--	1,873,398

Net Income (Loss) Attributable to Retail Opportunity Investments Corp.	$ 233,578	$ 2,432,960	$ 9,656,321	$ (400,921)
Basic and diluted per share:	$ 0.01	$ 0.06	$ 0.23	$ (0.01)
Dividends per common share	$ 0.12	$ 0.06	$ 0.39	$ 0.18

CALCULATION OF FUNDS FROM OPERATIONS
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net income (Loss) for period	$ 233,578	$ 2,432,960	$ 9,656,321	$ (400,921)
Plus: Real property depreciation	3,040,218	1,069,772	9,460,303	2,347,536
Amortization of tenant improvements and allowances	977,998	500,471	2,931,160	710,573
Amortization of deferred leasing costs	3,225,622	1,613,855	10,993,941	3,046,274
Funds from operations	$ 7,477,416	$ 5,617,058	$ 33,041,725	$ 5,703,462
Plus: Acquisition transaction costs	515,304	1,157,089	2,290,838	2,635,675
Modified funds from operations	$ 7,992,720	$ 6,774,147	$ 35,332,563	$ 8,339,137

Net Cash Provided by (Used in):

Operating Activities	$ 3,462,969	$ 2,301,893	$ 17,286,197	$ 2,305,270
Investing Activities	$ (19,875,614)	$ (93,287,337)	$ (225,154,948)	$ (290,775,946)
Financing Activities	$ 42,469,799	$ (5,001,518)	$ 157,449,929	$ (10,033,740)

ROIC computes FFO in accordance with the "White Paper" on FFO published by NAREIT, which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP) excluding gains or losses from debt restructuring and sales of property and impairments, plus real estate related depreciation and amortization, and after adjustments for partnerships and unconsolidated joint ventures. FFO as defined by ROIC may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  In addition, ROIC calculates modified FFO, by adding acquisition transaction costs associated with business combinations which have been expensed in accordance with GAAP to FFO as defined above. For the three months ended December 31, 2011 and 2010, ROIC expensed $515,304 and $1,157,089, respectively relating to real estate acquisitions. For the year ended December 31, 2011 and 2010, ROIC expensed $2,290,838 and $2,635,675, respectively relating to real estate acquisitions. The table above provides a reconciliation of net income applicable to stockholders in accordance with GAAP to FFO and modified FFO for the three and twelve months ended December 31, 2011 and 2010.

CONTACT: Liz Coughlin, Investor Relations
         914-620-2702
         lcoughlin@roireit.net